================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   __________


                                    FORM 8-K

                                 Current Report
                                  Pursuant to
                             Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported):  March 23, 1999

                                   __________


                            SUMMIT TECHNOLOGY, INC.
                            -----------------------
             (Exact name of Registrant as specified in its charter)

     MASSACHUSETTS                      0-16937                   04-2897945
-------------------------------         -------               ----------------
(State or other jurisdiction      (Commission File Number)   (I.R.S. Employer
of Incorporation)                                               I.D. Number)

                                    __________

21 Hickory Drive, Waltham, Massachusetts                           02451
----------------------------------------                          ------
(Address of Principal Executive Offices)                         (Zip Code)


                                 (781) 890-1234
               -------------------------------------------------
               Registrant's Telephone Number including area code

================================================================================

Item 5.   Other Events.

     This Current Report on Form 8-K is being filed voluntarily by Summit Technology, Inc. (the "Registrant") in order to permit the Registrant's consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, and the related management's discussion and analysis of financial condition and results of operations, to be incorporated by reference in the Registrant's Form S-4 registration statement.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

The operations of Summit Technology, Inc. and subsidiaries (the "Company") presently consist of two operating segments (i) laser vision correction which includes manufacturing, selling and servicing laser systems and related products to correct vision disorders and collecting per procedure license fees from users of its systems and (ii) contact lenses and related products which are sold via mail order through its wholly-owned subsidiary Lens Express, Inc. ("Lens").

Prior to June 1998, the Company participated in per procedure license fees from its ownership interest in Pillar Point Partners ("PPP"), a partnership formed by the Company and VISX, Inc. ("VISX") to hold certain U.S. patents covering excimer laser systems and procedures. The Company recorded as license fees, service and other revenues its equity (approximately 44%) in the net income of PPP. On June 4, 1998, the Company and VISX entered into a settlement agreement that dissolved PPP and granted to each other worldwide, royalty-free cross-licenses to all of their respective U.S. and foreign patents in the field of laser ablation of corneal tissue, including all patents that were included or includable in PPP. The impact of dissolution of PPP on the Company's future results is not readily determinable primarily because the Company cannot estimate the amount of license fees that it would have received from users of VISX's systems through PPP. Under the terms of the settlement, the Company received a payment from VISX of $35.0 million and recorded a gain of $34.4 million, net of expenses associated with the settlement. Subsequent to the dissolution of PPP, the Company effectively retains 100% of all per procedure license fees performed on its systems because it no longer owes license fees to PPP for these procedures.

On October 1, 1998, the Company entered into a definitive merger agreement with Orlando, FL-based Autonomous Technologies Corporation ("Autonomous") to acquire all of Autonomous' outstanding shares in exchange for 11.7 million shares of Summit common stock and an equal value of cash, not to exceed $50.0 million. The actual value of the transaction will not be determinable until closing and is dependent upon numerous factors including, but not limited to, the market price of the Company's common stock prior to closing and any outstanding loan balance due from Autonomous. As part of the agreement, the Company has provided Autonomous an $8.0 million revolving line of credit under which Autonomous may borrow $1.5 million in any calendar month. One half of the amount outstanding under the revolver on the closing date of the transaction will reduce the cash consideration paid by the Company. This acquisition is subject to the approval of the stockholders of the Company and Autonomous and is expected to close in April 1999.

In October 1998, the Company acquired all rights to the Krumeich-Barraquer Microkeratome, a high-precision surgical cutting device utilizing disposable, single-use blades. This device is used by ophthalmologists in corneal surgery. The Company immediately began marketing the product in international markets and in December 1998, received 510K clearance from the Food and Drug Administration ("FDA") to begin marketing the product in the United States.

In August 1997, the Company sold its wholly-owned subsidiary Refractive Centers International, Inc. ("RCII") to LCA-Vision Inc. ("LCA") for 16,164,361 shares of LCA common stock. Prior to the sale, RCII owned and operated the Company's vision center business, which was accounted for as a discontinued operation in 1996.

The Company is continuing to evaluate its operations and strategies, which may result in the acquisition by the Company of one or more additional businesses, or additional dispositions of all or part of one or more of the Company's businesses.

RESULTS OF OPERATIONS

1998 as compared with 1997

Revenues: Revenues in 1998 increased 15% to $91.6 million from $79.7 million in 1997. Revenues from the Company's laser vision correction business increased 36% to $44.9 million in 1998 compared to $33.1 million in 1997. Revenues from system sales, which include new placements as well as upgrades of laser systems, increased by 86% in 1998 compared to 1997. System sales in 1998 also include revenues from the Company's microkeratome product line, which was acquired in the fourth quarter of 1998. The volume of laser vision correction procedures performed on the Company's laser systems in the U.S. increased 25% in 1998 compared to 1997. Revenues from the Company's laser vision correction business during 1998 were also favorably impacted by the FDA approval in March 1998 of the Apex Plus to treat astigmatism utilizing the Company's emphasis(TM) disc. In 1998 and 1997, revenues from contact lens and related products were $46.8 million and $46.6 million, respectively. As discussed below in "Accounting Principle Change", the Company changed its method of accounting for Lens' membership fee revenues which resulted in a $2.6 million increase in 1998 contact lens and related products revenues.

Cost of Revenues: Cost of revenues as a percentage of revenues decreased to 57% in 1998 from 63% in 1997. This decrease was primarily attributable to the favorable impact from increased manufacturing levels and lower cost of revenues associated with contact lens and related products and license fee revenues.
Cost of system revenues as a percentage of its revenue decreased to 80% in 1998 compared to 112% in 1997. In 1997, cost of system revenues exceeded system revenues primarily due to unabsorbed manufacturing costs. In 1998, cost of contact lens and related products revenues as a percentage of its revenues was 62% compared to 68% in 1997. This cost of revenue percentage in 1997 would have been 66% assuming the accounting principle change had been in effect in 1997.

Operating Expenses: Selling, general and administrative expenses in 1998 were $30.2 million compared to $24.1 million in the prior year, a 25% increase. Selling, general and administrative expenses as a percentage of revenues were 33% and 30% in 1998 and 1997, respectively. The Company has incurred significant expenditures in sales and marketing in order to grow laser vision correction procedure volume, that included hiring additional personnel, increased promotions and development of product marketing materials for users of the Company's lasers. In 1998, increases in general and administrative expenses were primarily attributable to higher payroll and benefit costs associated with new management hires which occurred in the latter part of 1997. In 1997, the Company received a net payment of $4.5 million from VISX resulting from the settlement of patent litigation. This settlement resulted in a reduction of legal costs of $.6 million in 1998 and $2.6 million in the second quarter of 1997. The Company also recorded a $1.4 million reduction in legal expenses in 1997 resulting from the settlement of a patent litigation.

Research, development and regulatory expenses in 1998 increased to $7.2 million from $6.2 million a year ago, primarily as a result of increased spending on the Company's research and development efforts in developing enhancements to the Apex Plus and increased regulatory efforts to obtain additional FDA approvals for the use of the Apex Plus to treat hyperopia as well as a wider range of myopia.

Other Income (Expense): In 1998, the Company received a $35.0 million payment from VISX pursuant to a settlement agreement, under which Summit and VISX agreed to dissolve Pillar Point Partners and settle all pending litigation between the two companies. The litigation settlement, net of related expenses was $34.4 million. Interest income in 1998 increased slightly to $4.4 million in 1998 from $4.0 million in 1997, primarily due to higher average balances of cash and cash equivalent balances and short and long-term investments. Interest expense decreased to $.8 million in 1998 from $1.2 million as a result of lower borrowings. In the fourth quarter of 1998, other income included a $2.0 million gain from the sale of assets and in 1997 other income included a $.7 million loss on investment in connection with the distribution of LCA common stock as discussed below.

Discontinued Operations: In January 1997, the Company announced its plan to discontinue its Vision Center business owned and operated by RCII, a wholly-owned subsidiary of the Company. Accordingly, the results of operations for this business were classified as discontinued operations at December 31, 1996.

On August 18, 1997, the Company sold RCII to LCA in exchange for 16,164,361 newly issued shares of LCA common stock. The sale of the discontinued operations resulted in a net gain of $23.9 million, which included a gain on the sale of net assets held for discontinued operations and accruals for other estimated costs to be incurred in connection with the sale of RCII and distribution of LCA common stock. On December 29, 1997, the Company distributed 9,000,000 shares of LCA common stock to its shareholders in the form of a dividend. Due to the distribution, the Company recorded a loss on investment of $.7 million, representing the difference between the fair market value of LCA common stock on the dividend declaration date of $23.6 million and its cost basis of $24.3 million.

In the fourth quarter of 1998, the Company reversed an accrual related to the sale of discontinued operations which resulted in an additional gain on the sale of discontinued operations of $.9 million.

Accounting Principle Change: Customers of Lens pay membership fees which entitle members to purchase contact lens and related products at member prices. During the fourth quarter of 1998, the Company changed its method of accounting for membership fee revenues which were previously recognized when received. Under the new accounting method, the Company recognizes membership fee revenues ratably over the term of the membership, which is one to five years. The Company believes that this method is preferable because it spreads revenue over the period that benefits are provided to members. In accordance with the provisions of Accounting Principles Board Opinion No. 20 "Accounting Changes", the Company recorded a one-time non-cash charge of $10.1 million, or $.32 per basic and diluted share, representing the cumulative effect of adopting the new accounting principle as of January 1, 1998.

Net Income: Income from continuing operations was $36.7 million, or $1.17 per basic and diluted share, in 1998 compared to $.8 million, or $.03 per basic and diluted share in 1997. Excluding the $35.0 million litigation settlement and related expenses of $.6 million and related taxes of $4.5 million and the $1.9 million gain, net of tax, on the sale of assets, income from continuing operations in 1998 was $4.9 million, or $.16 per basic and diluted share compared to $2.1 million, or $.07 per basic and diluted share, in 1997 assuming that the accounting principle change had been in effect in 1997.

Net income for 1998 was $27.6 million, or $.88 per basic and diluted share, compared to net income of $21.4 million for 1997, or $.68 per basic and diluted share. On a pro forma basis, assuming the accounting principle change had been in effect in 1997, net income for 1997 would have been $22.7 million, or $.72 per basic and diluted share.

Income Taxes: The effective tax rate for 1998 was 12% compared to 14% for 1997. The Company has continued to provide a 100% valuation allowance against its net deferred tax asset of $11.3 million as of December 31, 1998. In 1998, the valuation allowance decreased $13.8 million primarily due to usage of net operating loss carryforwards.

1997 as compared with 1996

Revenues: Revenues in 1997 increased 8% to $79.7 million from $73.9 million in 1996, primarily as a result of increased revenues from license fees, service and other revenues. License fees, service and other revenues increased 76% from $14.5 million in 1996 to $25.5 million in 1997. License fees, including the Company's equity in the income of PPP, more than doubled due to the substantial growth of laser vision correction procedures performed in the U.S. In 1997, sales of laser systems decreased to $7.6 million from $11.5 million in 1996, a 34% decrease. Contact lenses and related products revenues decreased slightly to $46.6 million in 1997 from $48.0 million in 1996.

Cost of Revenues: Cost of revenues as a percentage of revenues decreased to 63% in 1997 from 76% in 1996. This decrease was primarily attributable to lower costs of revenues associated with license fee revenues and leasing programs. Cost of system revenues as of percentage of system revenues decreased to 112% in 1997 from 120% in 1996. In 1997 and 1996, cost of system revenues exceeded system revenues primarily due to unabsorbed manufacturing costs.

Operating Expenses: Selling, general and administrative expenses for 1997 decreased 20% to $24.1 million from $30.3 million for 1996. This decrease reflects lower spending in both sales and marketing as well as general and administrative costs. Selling, general and administrative expenses as a percentage of revenues were 30% and 41% in 1997 and 1996, respectively. Sales and marketing expenses decreased in 1997 compared to 1996 due to lower payroll and benefit costs and lower marketing costs associated with the Company's contact lens and related products business. In 1997, the Company recorded a $4.0 million reduction in legal expenses resulting from settlements of patent litigations. Legal expense in 1996 were offset by a $.8 million settlement of a patent litigation.

Research, development and regulatory expenses for 1997 increased 5% to $6.2 million from $5.9 million for 1996. This increase was primarily related to increased spending on the Company's regulatory efforts to obtain FDA approval for use of the Apex Plus laser to treat astigmatism and hyperopia as well as a wider range of myopia.

Discontinued Operations: As previously discussed in "1998 as compared with 1997", the Company recognized a gain of $23.9 million, or $.76 per basic and diluted share, on the sale of discontinued operations in 1997. Losses from discontinued operations were $3.3 million, or $.11 per basic and diluted share in 1997 and $23.4 million, or $.75 per basic and diluted share, in 1996.

Net Income (Loss): Income from continuing operations for 1997 was $.8 million, or $.03 per basic and diluted share, as compared to a loss from continuing operations of $13.5 million, or $.43 per basic and diluted share, for 1996. The increase in income from continuing operations is primarily attributable to increased revenues and lower operating expenses. Net income for 1997 was $21.4 million, or $.68 per basic and diluted share, as compared to a net loss of $36.9 million, or $1.18 per basic and diluted share for 1996.

Income Taxes: The effective tax rate for 1997 was 14% compared to 0% for 1996. The Company has continued to provide a 100% valuation allowance against its net deferred tax asset of $25.1 million as of December 31, 1997.


LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have been met through external debt and equity financing. As of December 31, 1998, the Company's cash and cash equivalent balances and short and long-term investments increased to $89.9 million from $74.1 million as of December 31, 1997. Shares of LCA common stock included in long-term investments as of December 31, 1998 and 1997 were valued at $9.8 million and $8.1 million, respectively. Working capital increased to $79.0 million as of December 31, 1998 from $67.4 million as of December 31, 1997. In 1998, net cash provided by operating activities of $30.0 million resulted primarily from income from continuing operations of $37.7 million which includes the receipt of a $35.0 million litigation settlement. In 1997, net cash used by operating activities of $10.8 million resulted primarily from net cash used by discontinued operations of $14.7 million. Excluding the gain on sale of discontinued operations, cumulative effect of accounting principle change and loss on investment, net income before depreciation and amortization was $40.5 million in 1998 compared to $.8 million in 1997.

In 1998, net cash used by investing activities of $25.4 million resulted primarily from a net increase in short and long-term investments of $16.5 million, purchase of patents, intangibles and property and equipment of $6.4 million and a loan to Autonomous and deferred acquisition costs of $3.8 million. In 1997, net cash provided by investing activities of $5.1 million resulted primarily from investing activities of discontinued operations of $9.9 million offset by a net increase in short and long-term investments of $4.2 million and capital expenditures of $1.8 million.

Net cash used by financing activities of $7.0 million in 1998 and $4.6 million in 1997 included $5.0 million repayments of long-term debt. In 1998, the Company also repurchased 380,500 shares of its common stock for $1.9 million.

In 1996, the Company entered into a loan agreement consisting of a $20.0 million unsecured revolving credit facility ("facility") and a $20.0 million unsecured term loan ("term loan"). The $20.0 million facility expired in March 1999 and allowed the Company to borrow at LIBOR plus 75 to 125 basis points, based upon the financial results of the Company or the prime rate. As of December 31, 1998 there were no borrowings under the facility. The term loan requires quarterly principal payments of $1.3 million and monthly interest payments calculated at prime rate.

In the fourth quarter of 1998, the Company's loan to Autonomous placed the Company in technical default of a loan agreement covenant. This default permits the lenders to accelerate payment of the remaining balance of the term loan.
The outstanding balance of the term loan of $6.3 million as of December 31, 1998 has been included in current maturities of long-term debt. The interest rate of the term loan at December 31, 1998 was 7.75%.

The Company believes that consummation of the Autonomous acquisition will place the Company in technical default of certain covenants included in the loan agreement and place a significant strain on the Company's liquidity. The cash consideration to be paid to Autonomous stockholders of up to $50.0 million represents approximately 68% of the Company's cash and cash equivalent balances and short and long-term investments excluding the value of LCA common stock and net of the term loan at December 31, 1998. The Company is currently negotiating with its existing and other institutions for a new line of credit of approximately $20 million to $25 million. The Company is currently evaluating its options regarding debt and borrowing capacity. The Company believes that its existing corporate resources are adequate for at least the next twelve months to meet working capital needs and to fund corporate requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company, in the normal course of doing business, is exposed to the risks associated with fluctuations in the market value of its available-for-sale investment securities, changes in foreign currency exchange rates and changes in interest rates. The Company's market risk sensitive instruments are entered into for other than trading purposes.

The Company's available-for-sale investment securities consist of debt securities, primarily corporate bonds and mortgage-backed securities, and 7.2 million shares of LCA common stock. The fair value of these investment securities at December 31, 1998 was $58.5 million, which included $48.8 million of debt securities and $9.8 million of LCA common stock with a corresponding accumulated unrealized loss of $9.4 million. Substantially all of the unrealized loss relates to the LCA common stock, which is subject to much more market risk than the Company's debt securities and which has been more volatile than most market indices. A 10 percent change in the quoted market price of one share of LCA common stock would have an impact of approximately $1 million on the fair value of the Company's investment in LCA common stock. This impact would be recognized in the Company's statement of comprehensive income. At December 31, 1998, the Company's debt securities consist of highly-rated debt instruments. The Company's investment goal surrounding debt securities is to meet liquidity needs and to preserve the principal.

The functional currency of the Company's foreign operations is the U.S. dollar. The Company enters into forward exchange contracts to reduce exposure to exchange rate risk associated with transactions in the ordinary course of business, primarily payments to vendors and employees in foreign currency. The forward exchange contracts establish a specific exchange rate at which the Company will sell U.S. dollars at a future date and have maturities not exceeding twelve months. Exchange gains or losses on forward exchange contracts are recognized in other income (expense) when the contracts are settled. In 1998, the Company recorded a loss of $32,000, representing the estimated fair value, for outstanding forward exchange contracts at December 31, 1998 which had a notional value of $3 million. A 10% change in the currency exchange rates associated with these contracts would have $.3 million impact on the Company's annual operating results.

The Company has a variable rate term loan with an unpaid principal balance of $6.3 million at December 31, 1998. The term loan requires quarterly principal payments of $1.3 million and monthly interest payments calculated at prime rate. A one percentage point change in the prime rate would impact interest expense in 1999 by approximately $32,000. The Company also has an unsecured credit line which would be subject to market risk associated with changing interest rates. The credit line expired in March 1999 and there were no borrowings against the credit line at December 31, 1998.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. Under SFAS No. 133, companies will be required to recognize derivative instruments on the balance sheet at their fair value and report corresponding gains or losses either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. The Company has not completed its assessment of the consolidated financial statement impact of adopting the new standard.


YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is the result of computer programs that are not able to differentiate between the year 1900 and the year 2000 because they were written using two digits instead of four digits to define the applicable year.

Internal Operation: A review of the Company's internal computer systems and software packages has been performed to identify the systems and software that could be affected by this issue. Discovery of these systems and software is done through surveys and research of third party suppliers and manufactures. The Company will also be performing independent testing through the use of testing applications and scripting to simulate and test for Year 2000 related issues. Those hardware devices, which include, but are not limited to, desktops, laptops, file servers, LAN and WAN hardware,

PBX and voicemail, found not to be compliant have been or will be either replaced or upgraded to meet compliance. The Company currently believes that by either upgrading its software packages to currently available versions or replacing them, the Year 2000 problem will not pose a significant operational problem to the Company. These software packages include, but not limited to, financials, manufacturing, payroll, customer service, email and local area network operating system. A survey of vendors providing electronic information will be conducted and addressed. Installation of and testing of Year 2000 compliant hardware and software is currently expected to be completed within the next six months. The costs related to software upgrades are not anticipated to be material and have been incurred in the normal course of operations.

Products: The Company currently offers two products which have the ability to process and store date/time data the Apex excimer laser and the Apex Plus excimer laser. These lasers meet Year 2000 compliance requirements although their capability to record date/time does not impact clinical output. The Company has not surveyed third parties to inquire into their Year 2000 compliance status. There can be no assurance that the Company will not experience unexpected costs and delays in achieving Year 2000 compliance, which could result in a material adverse effect on the Company's results of operations, financial position or cash flow.

Year 2000 Risks: Efforts are continually being made to ensure proper operation of the Company's systems during the transition from 1999 to 2000 and beyond. As well, internal testing, and Year 2000 testing tools will be used to test the readiness of software applications for the Year 2000. In the event of unforeseen or unanticipated issues related to the Year 2000, these issues may have material adverse effect on the Company's results of operations, financial position or cash flow.

Year 2000 Contingency Plans: The Company has not created a formal contingency plan for Year 2000 problems. The Company intends to take appropriate actions to mitigate the effects of third parties' failure to remediate their Year 2000 issues and for unexpected failures in its own systems. The Company expects to make arrangements for some alternate suppliers and will continue to identify potential alternate suppliers. If it becomes necessary for the Company to take these corrective actions, it is uncertain whether this would result in significant interruptions in service or delays in business operations or whether it would have a material adverse effect on the Company's results of operations, financial position or cash flow.


EURO CONVERSION

On January 1, 1999, eleven of fifteen member countries of the European Union adopted the conversion of their national currencies to the European Union's common currency (Euro). A permanent fixed conversion rate between the existing national currencies of these countries and the Euro was established on that date. The Euro may be used in business transactions, however, national currencies will still remain legal tender through June 30, 2002. The Company is currently conducting an internal analysis to determine the impact of the Euro conversion on its business and financial condition and does not believe that the impact will be material.

           CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                            SUMMIT TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        Page
                                                                                        ----
Independent Auditors' Reports.......................................................    F-3

Consolidated Balance Sheets as of December 31, 1998 and 1997........................    F-4

Consolidated Statements of Operations for the Years Ended December 31, 1998,
1997 and 1996.......................................................................    F-5

Consolidated Statements of Comprehensive Income (Loss) for the Years Ended
December 31, 1998, 1997 and 1996....................................................    F-6

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
1998, 1997 and 1996.................................................................    F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998,
1997 and 1996.......................................................................    F-8

Notes to Consolidated Financial Statements..........................................    F-9

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors and Stockholders
Summit Technology, Inc.:

We have audited the accompanying consolidated balance sheet of Summit Technology, Inc. and subsidiaries (the "Company") as of December 31, 1998 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 1998 listed in the Exhibit Index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule for the year ended December 31, 1998, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for membership fee revenues in 1998.


Deloitte & Touche LLP
Boston, Massachusetts
March 17, 1999

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Summit Technology, Inc.:

We have audited the accompanying consolidated balance sheet of Summit Technology, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Technology, Inc. and subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                     /s/ KPMG Peat Marwick LLP
                                                         KPMG Peat Marwick LLP


Boston, Massachusetts
March 6, 1998, except as to Note 10, which is as of March 27, 1998, and except for the restatement referred to in Note 18, as to which the date is March 9, 1999

                   SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1998 and 1997
              (in thousands, except share and per share amounts)


                                                                                            1998                1997
                                                                                       ----------------     ---------------
                                    ASSETS
Current assets:
    Cash and cash equivalents                                                             $ 31,314            $ 33,720
    Short-term investments                                                                  33,295              26,770
    Receivables, net of allowances of                                                       12,764               8,896
       $1,399 in 1998 and $758 in 1997
    Inventories                                                                             17,403              14,494
    Other current assets                                                                     5,965               2,046
    Restricted cash                                                                              -               1,264
                                                                                          --------            --------
        Total current assets                                                               100,741              87,190

Long-term investments                                                                       25,253              13,583
Property and equipment, net                                                                  8,802               8,593
Patents and other intangibles, net                                                           7,497               4,769
Other assets                                                                                 2,632                 968
                                                                                          --------            --------
        Total assets                                                                      $144,925            $115,103
                                                                                          ========            ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                      $  4,132            $  4,482
    Accrued expenses                                                                         5,081               7,225
    Current maturities of long-term debt                                                     6,431               5,142
    Deferred revenue                                                                         6,144               2,937
                                                                                          --------            --------
        Total current liabilities                                                           21,788              19,786

Deferred revenue - noncurrent                                                                3,653                   -
Long-term debt, less current maturities                                                        150               6,330
                                                                                          --------            --------
        Total liabilities                                                                   25,591              26,116
                                                                                          --------            --------

Commitments and contingencies

Stockholders' equity :
    Preferred stock, $.01 par value.  Authorized 5,000,000 shares; none issued                   -                   -
    Common stock, $.01 par value. Authorized 60,000,000 shares; issued 31,322,880 shares in 1998 and 31,299,803 shares in 1997;
       outstanding 31,153,765 shares in 1998 and 31,293,678 shares in 1997                     314                 313
    Additional paid-in capital                                                             149,482             147,907
    Accumulated deficit                                                                    (20,219)            (47,789)

    Accumulated other comprehensive loss                                                    (9,411)            (11,284)

    Treasury stock, at cost, 169,115 shares in 1998 and 6,125 shares                          (832)               (160)
     in 1997                                                                              --------            --------

       Total stockholders' equity                                                          119,334              88,987
                                                                                          --------            --------
       Total liabilities and stockholders' equity                                         $144,925            $115,103
                                                                                          ========            ========


          See accompanying notes to consolidated financial statements.

                   SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 Years ended December 31, 1998, 1997 and 1996
                   (in thousands, except per share amounts)


                                                                           1998                   1997                   1996
                                                                    ---------------       -----------------      -----------------

Revenues:
       Systems                                                             $ 14,105                 $ 7,589               $ 11,484
       License fees, service and other                                       30,782                  25,486                 14,465
       Contact lens and related products                                     46,754                  46,575                 47,963
                                                                           --------                 -------               --------
       Total revenues                                                        91,641                  79,650                 73,912
                                                                           --------                 -------               --------

Cost of revenues:
       Systems                                                               11,333                   8,490                 13,776
       License fees, service and other                                       12,187                   9,788                  9,366
       Contact lens and related products                                     28,800                  31,721                 33,173
                                                                           --------                 -------               --------
       Total cost of revenues                                                52,320                  49,999                 56,315
                                                                           --------                 -------               --------

Gross profit                                                                 39,321                  29,651                 17,597
                                                                           --------                 -------               --------

Operating expenses:
      Selling, general and administrative expenses                           30,217                  24,131                 30,340
      Research, development and regulatory                                    7,223                   6,213                  5,892
                                                                           --------                 -------               --------
      Total operating expenses                                               37,440                  30,344                 36,232
                                                                           --------                 -------               --------

Operating income (loss) from continuing operations                            1,881                    (693)               (18,635)
Litigation settlement, net of related expenses                               34,386                       -                      -
Interest income                                                               4,351                   4,019                  5,500
Interest expense                                                               (780)                 (1,195)                  (166)
Other income (expense)                                                        1,913                  (1,166)                  (146)
                                                                           --------                 -------               --------
Income (loss) from continuing operations
      before provision for income taxes                                      41,751                     965                (13,447)
Provision for income taxes                                                    5,021                     137                     44
                                                                           --------                 -------               --------
Income (loss) from continuing operations                                     36,730                     828                (13,491)
Gain on sale of discontinued operations, net of tax                             943                  23,910                      -
Loss from discontinued operations                                                 -                  (3,340)               (23,366)
                                                                           --------                 -------               --------
Income (loss) before cumulative
       effect of accounting principle change                                 37,673                  21,398                (36,857)
Cumulative effect of accounting principle change, net of tax                (10,103)                      -                      -
                                                                           --------                 -------               --------

Net income (loss)                                                          $ 27,570                 $21,398               $(36,857)
                                                                           ========                 =======               ========



Income (loss) from continuing operations                                    $  1.17                 $  0.03               $  (0.43)
Gain on sale of discontinued operations, net of tax                            0.03                    0.76                      -
Loss from discontinued operations                                                 -                   (0.11)                 (0.75)
                                                                            -------                 -------                -------
Income (loss) before cumulative
       effect of accounting principle change                                   1.20                    0.68                  (1.18)
Cumulative effect of accounting principle change, net of tax                  (0.32)                      -                      -
                                                                            -------                 -------                -------

Net income (loss)                                                           $  0.88                 $  0.68                $ (1.18)
                                                                            =======                 =======                =======



Weighted-average number of common shares:
-----------------------------------------
      Basic                                                                  31,244                  31,400                 31,174
      Effect of dilutive stock options outstanding                               48                     191                      -
                                                                            -------                 -------                -------
      Diluted                                                                31,292                  31,591                 31,174
                                                                            =======                 =======                =======


Pro forma amounts assuming accounting principle
      change had been applied retroactively:
-----------------------------------------------------

Net income (loss)                                                           $37,673                 $22,682               $(37,772)

Net income (loss) per share  basic and diluted                              $  1.20                 $  0.72               $  (1.21)

          See accompanying notes to consolidated financial statements.

                   SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                 Years ended December 31, 1998, 1997 and 1996
                                (in thousands)

                                                                             1998                  1997                   1996
                                                                      --------------      -----------------      -----------------
Net income (loss)                                                          $27,570               $ 21,398               $(36,857)

Net unrealized gain (loss) on investments, net of tax                        1,873                (11,284)                     -
                                                                           -------               --------               --------

Comprehensive income (loss)                                                $29,443               $ 10,114               $(36,857)
                                                                           =======               ========               ========

         See accompanying notes to consolidated financial statements.

                   SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended December 31, 1998, 1997 and 1996
                                (in thousands)

                                                                                                              Accumulated
                                          Common   Stock               Additional                                   Other
                                      ---------------------------         Paid-in         Accumulated       Comprehensive
                                           Shares       Par Value         Capital             Deficit       Income (Loss)
                                          -------      ----------      ----------        ------------      --------------

Balance at January 1, 1996                 30,935            $309        $170,392            $(32,330)        $        -
Exercise of stock options                     184               2           1,396                   -                  -
Other shares issued                             9               1              94                   -                  -
Shares cancelled                             (103)             (1)           (899)                  -                  -
Net loss                                        -               -               -             (36,857)
                                           ------            ----        --------            --------         ----------
Balance at December 31, 1996               31,025             311         170,983             (69,187)                 -
Exercise of stock options                      40               -             214                   -                  -
Other shares issued                           235               2             335                   -                  -
Dividend                                        -               -         (23,625)                  -                  -
Net unrealized loss on investment               -               -               -                   -            (11,284)
Net income                                      -               -               -              21,398
                                           ------            ----        --------            --------         ----------
Balance at December 31, 1997               31,300             313         147,907             (47,789)           (11,284)
Exercise of stock options                       7               -              37                   -                  -
Other shares issued                            16               1              72                   -                  -
Net unrealized gain on investment               -               -               -                   -              1,873
Purchases of treasury stock                     -               -               -                   -                  -
Effect of adjustment to Lens
  acquisition exchange ratio                    -               -          (1,351)                  -                  -
Tax benefit related to stock options            -               -           2,817                   -                  -
Net income                                      -               -               -              27,570                  -
                                           ------            ----        --------            --------         ----------
Balance at December 31, 1998               31,323            $314        $149,482            $(20,219)        $   (9,411)
                                           ======            ====        ========            ========         ==========

                                                              Treasury Stock                   Total
                                                        ------------------------       Stockholders'
                                                            Shares       At Cost              Equity
                                                         ---------      --------      --------------
Balance at January 1, 1996                                     (5)       $ (132)            $138,239
Exercise of stock options                                      (1)          (28)               1,370
Other shares issued                                             -             -                   95
Shares cancelled                                                -             -                 (900)
Net loss                                                        -             -              (36,857)
                                                             ----        ------             --------
Balance at December 31, 1996                                  (6)         (160)             101,947

Exercise of stock options                                       -             -                  214
Other shares issued                                             -             -                  337
Dividend                                                        -             -              (23,625)
Net unrealized loss on investment                                                            (11,284)
Net income                                                      -             -               21,398
                                                              ----        ------             --------
Balance at December 31, 1997                                   (6)         (160)              88,987


Exercise of stock options
Other shares issued                                             -             -                   37
Net unrealized gain on investment                               -             -                   73
                                                                                               1,873
Purchases of treasury stock                                  (381)       (1,855)              (1,855)
Effect of adjustment to Lens
  acquisition exchange ratio                                  218         1,183                 (168)
Tax benefit related to stock options                            -             -                2,817
Net income                                                      -             -               27,570
                                                             -----       ------             --------
Balance at December 31, 1998                                  (169)      $ (832)            $119,334
                                                             =====       ======             ========

         See accompanying notes to consolidated financial statements.

                    SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997 and 1996
                                 (in thousands)


                                                           1998        1997         1996
                                                          -------     -------     --------
Cash flows from operating activities:
  Net income (loss)                                       $27,570     $21,398     $(36,857)
  Cumulative effect of accounting principle change         10,103           -            -
  Gain on sale of discontinued operations                    (943)    (23,910)           -
  Loss on investment                                            -         675            -
  Gain on sale of assets                                   (1,981)          -            -
  Adjustments to reconcile net income (loss) to
   net cash provided (used) by operating activities:
    Depreciation and amortization                           3,743       3,301        3,605
    Provision for losses on accounts receivables              838         245          186
    Changes in operating assets and liabilities:
      Receivables                                          (4,706)       (588)       7,407
      Inventories                                          (2,909)      1,354         (145)
      Other current assets                                    221         282       (1,368)
      Accounts payable                                       (350)        711       (2,603)
      Accrued expenses                                      1,644       1,083       (3,314)
      Deferred revenue                                     (3,243)       (697)         209
      Operating activities of discontinued operations           -     (14,653)       4,858
                                                         --------    --------    ---------
Net cash provided (used) by operating activities           29,987     (10,799)     (28,022)
                                                         --------    --------    ---------
Cash flows from investing activities:
  Purchases of short-term investments                     (53,063)    (46,196)    (109,185)
  Purchases of long-term investments                      (24,670)     (9,686)      (9,718)
  Maturities of short-term investments                     39,630      26,557       37,050
  Maturities of long-term investments                       6,590       7,715       12,021
  Sales of short-term investments                           6,908      12,262       74,349
  Sales of long-term investments                            8,115       5,166        2,510
  Additions to property and equipment                      (3,022)     (1,834)      (5,593)
  Proceeds from sale of assets                              1,990           -            -
  Purchase of patents and other intangibles                (3,346)          -         (553)
  Decrease in restricted cash                               1,264         238           33
  Loan to Autonomous and deferred acquisition costs        (3,832)          -            -
  Note receivable and other                                (2,000)        892          666
  Investing activities of discontinued operations               -       9,948      (16,403)
                                                         --------    --------    ---------
Net cash provided (used) by investing activities          (25,436)      5,062      (14,823)
                                                         --------    --------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                      -           -       20,000
  Repayments of long-term debt                             (5,000)     (5,000)      (3,750)
  Repayments under line of credit                               -           -       (3,000)
  Payments of capital lease obligations                      (212)       (246)        (266)
  Proceeds from exercise of stock options                      37         214          480
  Proceeds from other shares issued                            73         337           85
  Purchases of treasury stock                              (1,855)          -            -
  Financing activities of discontinued operations               -         139         (994)
                                                         --------    --------    ---------
Net cash provided (used) by financing activities           (6,957)     (4,556)      12,555
                                                         --------    --------    ---------
Decrease in cash and cash equivalents                      (2,406)    (10,293)     (30,290)

Cash and cash equivalents, beginning of year               33,720      44,013       74,303
                                                          -------    --------      -------

Cash and cash equivalents, end of year                    $31,314    $ 33,720     $ 44,013
                                                          =======    ========     ========
Supplemental cash flow information:
----------------------------------
Interest paid                                             $   820    $  1,108     $    272
Income taxes paid                                         $ 2,186    $    106     $     57


          See accompanying notes to consolidated financial statements.

                    SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               (in thousands, except share and per share amounts)
                 Years ended December 31, 1998, 1997, and 1996


1. Nature of Business

     The operations of Summit Technology, Inc. and subsidiaries (the "Company") presently consist of two operating segments: (i) laser vision correction which includes manufacturing, selling and servicing laser systems and related products to correct vision disorders and collecting per procedure license fees from users of its systems and (ii) contact lenses and related products which are sold via mail order through its wholly-owned subsidiary, Lens Express, Inc. ("Lens").

On October 1, 1998, the Company entered into a definitive merger agreement with Orlando, FL-based Autonomous Technologies Corporation ("Autonomous") to acquire all of Autonomous' outstanding shares in exchange for 11.7 million shares of Summit common stock and an equal value of cash, not to exceed $50,000. The actual value of the transaction will not be determinable until closing and is dependent upon numerous factors including, but not limited to, the market price of Company's common stock prior to closing and any outstanding loan balance due from Autonomous. As part of the agreement, the Company has provided Autonomous a $8,000 revolving line of credit under which Autonomous may borrow $1,500 in any calendar month. One half of the amount outstanding under the revolver on the closing date of the transaction will reduce the cash consideration paid by the Company. As of December 31, 1998, other current assets include $3,832 of costs related to this acquisition, of which $3,000 represents borrowings by Autonomous under the revolver and $832 represents deferred costs incurred in connection with this acquisition. This acquisition is subject to the approval of the stockholders of the Company and Autonomous and is expected to close in April 1999.


2. Summary of Significant Accounting Policies

Use of Estimates
          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation
          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

Revenue Recognition
     The Company recognizes revenue on product sales when the products are shipped and the customer takes ownership and assumes risk of loss. The cost of any product upgrade obligation is accrued when the product is shipped. Additionally, the Company provides installation, training and a one-year warranty on its laser system. The costs to provide these services are incidental to the sale and are accrued when the sale is recognized. Advance payments received by the Company for products or services are recorded as deferred revenue. Service contract revenue is recognized ratably over the term of the contract. The Company recognizes revenue under laser equipment operating leases based upon the terms of the contract. Non-refundable per procedure license fees are recognized upon shipment of Omnicards which are required to perform laser vision correction procedures with the Company's equipment in the U.S. The Company accounted for its interest in Pillar Point Partners ("PPP") using the equity method of accounting and recorded its equity in the net income of PPP as "license fees, service and other revenues" (see Note 4).

Accounting Principle Change
          Customers of Lens pay membership fees which entitle members to purchase contact lens and related products at member prices. During the fourth quarter of 1998, the Company changed its method of accounting for membership fee revenues which were previously recognized when received. Under the new accounting method, the Company recognizes membership fee revenues ratably over the term of the membership, which is one to five years. The Company believes that this method is preferable because it spreads revenue over the period that benefits are provided to members. In accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes," the Company recorded a one-time charge of $10,103, or $.32 per basic and diluted share, representing the cumulative effect of adopting the new accounting principle as of January 1, 1998. Adoption of the new standard resulted in a $2,583 increase in 1998 contact lens and related products revenues.

Cash Equivalents

          Cash equivalents consist of certificates of deposit and highly liquid debt instruments with original maturities of three months or less.

Short and Long-term Investments

          Short-term investments consist of investments that will mature within twelve months of the balance sheet date. Long-term investments consist primarily of investments that will mature greater than twelve months from the balance sheet date. The Company considers its investments as available-for-sale and carries the investments at market value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are included in other comprehensive income. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. These investments primarily consist of U.S. government securities, mortgage-backed securities, equity securities and investment grade corporate bonds.

Inventories

          Inventories are stated at the lower of cost or market value, cost being determined using the first-in, first-out method.

Property and Equipment

          Property and equipment is stated at cost. Property and equipment under capital leases is stated at the lower of the present value of future minimum lease payments or fair market value at the beginning of the lease term. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Amortization of property and equipment held under capital leases and leasehold improvements is calculated using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

     Useful lives for property and equipment is as follows:
           Leasehold improvements                     5-10 years
           Manufacturing and test equipment           3-10 years
           Furniture, fixtures and office equipment   3-10 years
           Laser equipment held for lease             3 years

Patents and Other Intangibles

     Patents consist of purchased patents and patent application costs. Patents are amortized using the straight-line method over the patent's economic life ranging from nine to twenty years. Other intangibles include purchased licenses and customer databases. Purchased licenses are amortized over, five years using the straight-line method and customer databases are amortized on an accelerated method over six years based upon expected customer turnover. The carrying values of patents and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Restricted Cash

     As of December 31, 1997, restricted cash of $1,264 represented a bond posted by the Company to enforce an injunction issued by a German court. The related litigation has been resolved in the Company's favor.

Income Taxes

     Deferred tax assets and liabilities have been established for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements and tax returns. These deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using currently enacted tax rates that are expected to be in effect during the years in which the differences are anticipated to reverse.

Foreign Currency Translation

     The functional currency of the Company's foreign operations is the U.S. dollar. Assets, liabilities and expenses related to foreign operations are remeasured in U.S. dollars at the appropriate exchange rates. Gains and losses resulting from remeasurement are included in other income (expense).

Advertising Expense

     The Company expenses advertising costs when the advertising takes place. For the years ended December 31, 1998, 1997 and 1996, the Company's advertising expense was $2,741, $3,683 and $6,346, respectively.

Foreign Currency Management

     The Company enters into forward exchange contracts to reduce exposure to exchange rate risk associated with transactions in the ordinary course of business, primarily payments to vendors and employees in foreign currency. The forward exchange contracts establish a specific exchange rate at which the Company will sell U.S. dollars at a future date and have maturities not exceeding twelve months. Exchange gains or losses on forward exchange contracts are recognized in other income (expense) when the contracts are settled. In 1998, the Company recorded a loss of $32, representing the estimated fair value, for outstanding forward exchange contracts at December 31, 1998 which had a notional value of $3,000. There were no forward exchange contracts outstanding at December 31, 1997.

Fair Value

     The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturity of these items. The fair market value of long-term debt approximates the carrying value due to the floating interest rate.

Concentration of Credit Risk

     The Company's financial instruments subject to credit risk are primarily cash and cash equivalents, short-and long-term investments, trade receivables and forward contracts. The Company places its investments and enters into forward exchange contracts with major financial institutions. Investments primarily consist of highly rated debt instruments to meet liquidity needs and to preserve the principal. The Company limits its credit risk of U.S. receivables by obtaining commitments from a third-party leasing company. The Company limits its credit risk of international receivables by using distributors with proven credit history or by requiring irrevocable letters of credit.

Stock-Based Compensation

  The Company accounts for stock based compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees."


Earnings Per Share

  Basic earnings per share amounts are based on the weighted-average number of common shares outstanding during the year. Diluted earnings per share amounts include the effect of all potential common shares, if dilutive, that were outstanding during the year.

Reclassifications

     Certain prior year information has been reclassified to conform with present year presentation of data. See Note 4.

New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. Under SFAS No. 133, companies will be required to recognize derivative instruments on the balance sheet at their fair value and report corresponding gains or losses either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. The Company has not completed its assessment of the consolidated financial statement impact of adopting the new standard.


3. Discontinued Operations

     In January 1997, the Company announced its plan to discontinue its Vision Center business owned and operated by Refractive Centers International, Inc. ("RCII"), a wholly-owned subsidiary of the Company. Accordingly, the results of operations for this business were classified as discontinued operations at December 31, 1996.

     On August 18, 1997, the Company sold RCII to LCA-Vision Inc. ("LCA") in exchange for 16,164,361 newly issued shares of LCA common stock. The sale of the discontinued operations resulted in a net gain of $23,910, which included a gain on the sale of net assets held for discontinued operations and accruals for other estimated costs to be incurred in connection with the sale of RCII and distribution of LCA common stock. On December 29, 1997, the Company distributed 9,000,000 shares of LCA common stock to its shareholders in the form of a dividend. Due to the distribution, the Company recorded a loss on investment of $675, representing the difference between the fair market value of LCA common stock on the dividend declaration date of $23,625 and its cost basis of $24,300. The remaining shares are held by the Company and have been classified as a long-term investment available for sale. As of December 31, 1998 and 1997, the Company owned 17.3% and 19.5%, respectively, of LCA's outstanding common stock.

  In the fourth quarter of 1998, the Company reversed an accrual related to the sale of discontinued operations, which resulted in an additional gain on the sale of discontinued operations of $943.

4. Pillar Point Partners

     Prior to June 1998, the Company participated in per procedure license fees from its ownership interest in PPP, a partnership formed by the Company and VISX, Inc. ("VISX") to hold certain U.S. patents covering excimer laser systems and procedures. On June 4, 1998, the Company and VISX entered into a settlement agreement that dissolved PPP and granted to each other worldwide, royalty-free cross-licenses to all of their respective U.S. and foreign patents in the field of laser ablation of corneal tissue, including all patents that were included or includable in PPP. Under the terms of the settlement, the Company received a payment from VISX of $35,000 and recorded a gain of $34,386, net of expenses associated with the settlement. Subsequent to the dissolution of PPP, the Company retains 100% of all per procedure license fees performed on its systems.

     The Company records as license fees, service and other revenues its equity (approximately 44%) in the net income of PPP, which was $922, $10,682, and $6,674 for the years ended December 31, 1998, 1997 and 1996, respectively.

5. Inventories

          Inventories consist of the following:

                                                         December 31,
                                                     ------------------
                                                        1998       1997
                                                     -------    -------
Raw materials and subassemblies                      $ 5,599    $ 3,195
Work in process                                        1,244      2,147
Finished goods                                        10,560      9,152
                                                     -------    -------
     Total                                           $17,403    $14,494
                                                     =======    =======

6. Property and Equipment

     Property and equipment consist of the following:

                                                           December 31,
                                                  ---------------------------
                                                    1998              1997
                                                  ---------         ---------

Leasehold improvements                           $  1,828            $  1,611
Manufacturing and test equipment                    8,771               8,360
Furniture, fixtures and office equipment            8,585               6,896
Laser equipment held for leases                     4,450               5,093
                                                 --------            --------
                                                   23,634              21,960
Less accumulated depreciation                     (14,832)            (13,367)
                                                 --------            --------
       Net property and equipment                $  8,802            $  8,593
                                                 ========            ========

Laser equipment held for leases is held under operating leases with customers. Rental revenue from these leases was $2,649, $2,319 and $332 in 1998, 1997 and 1996, respectively. Accumulated depreciation on leased equipment as of December 31, 1998 and 1997 was $1,827 and $1,966, respectively. At December 31, 1998,
$2,427 of future minimum lease payments were due to the Company over the next four years pursuant to the operating lease agreements.


7. Patents and Other Intangibles

     Patents and other intangibles consist of the following:


                                                                December 31,
                                                         ----------------------
                                                           1998           1997
                                                         --------      --------

                Patents                                  $ 6,610        $ 6,617
                Licenses and customer databases            3,346              -
                Less accumulated amortization             (2,459)        (1,848)
                                                         -------        -------
                                                         $ 7,497        $ 4,769
                                                         =======        =======

8. Accrued Expenses

     Accrued expenses consist of the following:

                                                                 December 31,
                                                          ----------------------
                                                           1998           1997
                                                          ------         ------

       Accrued compensation and benefits                  $1,322        $1,427
       Accrued warranty costs                                646           342
       Other accrued expenses                              2,997         3,603
       Accrued costs related to sale
          of  discontinued operations                        116         1,853
                                                          ------        ------
          Total                                           $5,081        $7,225
                                                          ======        ======

9. Leasing and Financing Arrangements

Leases

     Capital lease obligations consist of amounts due under equipment lease agreements. At December 31, 1998, the cost and accumulated depreciation of the related equipment was $745 and $431, respectively. The Company leases its facilities in the U.S. under operating leases expiring in 2000 and 2002. The Company leases an office and manufacturing facility in Ireland under an operating lease expiring in 2026. Rent expense was approximately $732, $751 and $898 for the years ended December 31, 1998, 1997, and 1996, respectively.

Financing Arrangements

     In 1996, the Company entered into a loan agreement consisting of a $20,000 unsecured revolving credit facility ("facility") and a $20,000 unsecured term loan ("term loan"). The loan agreement contains the following financial covenants: debt service coverage ratio, interest coverage ratio, leverage ratio, minimum net worth and quick ratio. The loan agreement also includes restrictions on the Company's ability to incur additional indebtedness, to create liens, to make certain guarantees, loans, advances and investments and to merge or consolidate with other entities and to dispose of material assets. The $20,000 facility expired in March 1999 and allowed the Company to borrow at LIBOR plus 75 to 125 basis points, based upon the financial results of the Company or the prime rate. As of December 31, 1998 there were no borrowings under the facility. The term loan requires quarterly principal payments of $1,250 and monthly interest payments calculated at prime rate.

     In the fourth quarter of 1998, the Company's loan to Autonomous placed the Company in technical default of a loan agreement covenant. This default permits the lenders to accelerate payment of the remaining balance of the term loan. Accordingly, the outstanding balance of the term loan of $6,250 as of December 31, 1998 has been included in current maturities of long-term debt. The interest rate of the term loan at December 31, 1998 was 7.75%.

The Company believes that consummation of the Autonomous acquisition will place the Company in technical default of certain covenants included in the loan agreement and place a significant strain on the Company's liquidity. The cash consideration to be paid to Autonomous stockholders of up to $50.0 million represents approximately 68% of the Company's cash and cash equivalent balances and short and long-term investments excluding the value of LCA common stock and net of the term loan at December 31, 1998. The Company is currently negotiating with its existing and other institutions for a new line of credit of approximately $20 million to $25 million. The Company is currently evaluating its options regarding debt and borrowing capacity. The Company believes that its existing corporate resources are adequate for at least the next twelve months to meet working capital needs and to fund corporate requirements.

     At December 31, 1998, future payments of the term loan and capital leases and minimum rental payments under noncancellable operating leases were as follows:

                                                 Total
                                               Long-term
                                               Term Loan   Capital Leases    Debt     Operating Leases
                                               ---------   --------------   -------   ----------------

Year ending December 31:
 1999                                             $6,250         $193        $6,443           $  861
 2000                                                  -          129           129              740
 2001                                                  -           34            34              419
 2002                                                  -            -             -              328
 2003                                                  -            -             -              140
 Thereafter                                            -            -             -            3,285
                                                  ------         ----        ------           ------

Minimum future payments                            6,250          356         6,606           $5,773
                                                                                              ======
Less amounts representing interest                     -           25            25
                                                  ------         ----        ------

               Long-term debt                      6,250          331         6,581
Less current maturities of long-term debt          6,250          181         6,431
                                                  ------         ----        ------

Long-term debt, less current maturities           $    -         $150          $150
                                                  ======         ====        ======


10. Stockholders' Equity

Common and Preferred Stock

          The Company has authorized 5,000,000 shares of preferred stock at $.01 par value and 60,000,000 shares of common stock at $.01 par value. The terms and conditions of the preferred stock, including any preferences and dividends, will not be established until such time, if ever, as such shares are issued by the Company.

Stock Option Plans

          In March 1987, the Company adopted a Stock Option Plan (the "1987 Plan") which permitted the Company to grant both incentive and non-incentive stock options to employees. The 1987 Plan expired by its terms in March 1997 and the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). A total of 3,107,415 shares and 1,500,000 shares of common stock were authorized by the Board of Directors (the "Board") for issuance under the 1987 Plan and the 1997 Plan, respectively. The 1997 Plan permits the Company to grant stock options (incentive and non-incentive) and stock appreciation rights to employees, members of the Board, consultants and advisors. Options generally vest within 3 years of grant date and must be exercised not later than 10 years from the date of grant.

          The Company also has a Stock Option Plan for Outside Directors (the "Directors' Plan") under which a total of 75,000 shares of common stock have been authorized for issuance. Options granted under the Directors' Plan vest one year from grant date and must be exercised not later than 10 years from the date of grant.

          The following table summarizes activity under the 1987 Plan, 1997 Plan and the Directors' Plan (collectively, the "Plans") for each of the three years in the period ended December 31, 1998:

                                            Number of    Weighted-Average
                                              Shares     Price Per Share
                                            ----------   ----------------

Options outstanding, January 1, 1996          703,075              $14.14
  Options granted                             832,161                6.23
  Options lapsed or canceled                 (329,012)              17.76
  Options exercised                          (184,308)               7.58
                                            ---------

Options outstanding, December 31, 1996      1,021,916                7.72
  Options granted                             697,684                6.81
  Options lapsed or canceled                 (195,355)               9.25
  Options exercised                           (39,822)               5.39
                                            ---------

Options outstanding, December 31, 1997      1,484,423                7.16
  Options granted                             627,918                3.95
  Options lapsed or canceled                 (296,700)               8.88
  Options exercised                            (6,850)               5.38
                                            ---------

Options outstanding, December 31, 1998      1,808,791              $ 5.77
                                            =========              ======

  Options to purchase 780,524 shares, 622,879 shares and 482,324 shares were exercisable under the plans at December 31, 1998, 1997 and 1996, with a weighted-average exercise price per share of $6.88, $7.92 and $7.82, respectively. In 1997, options to purchase 225,000 shares, which were granted in 1989 under a separate executive stock option agreement, were exercised. In 1998 and 1996, options to purchase 100,000 shares and 130,342 shares, respectively, were repriced through cancellation and reissuance. The number of shares of common stock reserved for granting of future options under the Plans was 321,225 shares, 829,635 shares and 210,256 shares at December 31, 1998, 1997 and 1996, respectively. The weighted-average fair value of options granted during 1998, 1997 and 1996 was $2.66, $3.94 and $3.43 per option, respectively.

  The following table summarizes certain information relating to outstanding and exercisable options under the Plans at December 31, 1998:

                             Options Outstanding                                   Options Exercisable
-------------------------------------------------------------------------------   ---------------------
                                                      Weighted-       Weighted-               Weighted-
                                                       Average         Average                 Average
        Ranges of                  Number             Remaining       Exercise     Number     Exercise
     Exercise Prices              of Shares        Contractual Life     Price     of Shares     Price
--------------------------   -------------------   ----------------   ---------   ---------   ---------

      $3.50 to $5.38                1,073,892                8.4      $ 4.51     458,907      $ 5.26
      5.50 to 7.75                    622,925                8.5        6.11     217,143        6.09
      10.50 to 14.87                   72,200                4.8       13.88      72,200       13.88
      17.33 to 25.31                   39,774                6.2       19.41      32,274       19.66

         The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted-average assumptions:

                           1998        1997       1996
                         ---------   --------   --------

     Expected life       4  years    4 years    4 years
     Interest rate           5.02%      6.19%      6.18%
     Volatility              77.6%      70.5%      65.3%
     Dividend yield             0%         0%         0%

     If the Company had recorded compensation expense for the Plans and the Employee Stock Purchase Plan under the provisions of SFAS No. 123, net income
(loss) would have decreased (increased) by $1.4 million, $1.2 million and $(1.5) million in 1998, 1997 and 1996, respectively and ($.05, $.04 and $(.05) per basic and diluted share, respectively). The fair values of the options granted are assumed to have been recognized as compensation expense on a straight-line basis over the vesting period of the grant.

Employee Stock Purchase Plan

     In May 1991, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is available to all eligible full-time employees, excluding those owning 5% or more of the Company's common stock. Pursuant to the Purchase Plan, employees can purchase the Company's common stock, at 85% of fair market value, in an amount up to 5% of the employee's wages during the semi-annual plan purchase period. Under the Purchase Plan, the Company sold 2,291 shares, 907 shares and 1,051 shares in 1998, 1997 and 1996, respectively.

Shareholder Rights Plan

     In March 1990, the Board adopted a Shareholder Rights Plan ("Rights Plan") pursuant to which each stockholder of the Company holds one currently non-exercisable right ("Right") for each share of common stock beneficially held. The Rights become exercisable upon the occurrence of a "Distribution Date," whereupon the holder is entitled to purchase from the Company one-quarter of a share of Generally, a Distribution Date occurs if (a) a person or group becomes a beneficial owner of 15% or more of the Company's outstanding shares of Common Stock without the prior approval of the Board ("Acquiring Person"), or (b) ten business days lapse following the commencement of, or announcement of an intention to make, a tender or exchange offer for the common stock not approved by the Board, which, if consummated, would result in a person or group becoming a beneficial owner of 15% or more of the Company's outstanding shares of Common Stock.

If a person or group becomes an Acquiring Person, a "Flip-In Event" thereby occurs concurrently with the Distribution Date, with the effect that each Right (other than those owned by such Acquiring Person) will entitle its holder to obtain common stock having a market value of eight times the Right's exercise price for a purchase price equal to four times the exercise price of the Rights, in effect allowing a Rights holder to purchase a fixed amount of the Company's common stock at a discount of 50% off the market price. If a person or group becomes an Acquiring Person (hence triggering a Flip-In Event), and thereafter the Company is involved in a merger or other business combination with the Acquiring Person where the Company is not the surviving entity and the holders of the Company's common stock are not the holders of all of the surviving entity's common stock, or the sale of 50% or more of the Company's assets and earning power to the Acquiring Person occurs (a "Flip-Over Event"), each Right (other than those owned by the Acquiring Person) will then entitle the holder to obtain eight times the Right's exercise price for a purchase price equal to four times the exercise price of the Rights.


11. Commitments and Contingencies

Commitments

     During 1991, the Irish Development Authority ("IDA") agreed to reimburse the Company up to approximately $740 for rent, training and fixed asset acquisition costs incurred in conjunction with the opening of its manufacturing facility in Cork, Ireland. The Company may be required to repay the grants if the facility is closed within eight years of the final grant drawdown. As of December 31, 1998, the Company has received approximately $662 from the IDA under these agreements.

     In February 1992, the Company entered into a licensing agreement which granted the Company use of a patent covering excimer laser ablation of tissue under which the Company pays a royalty of 2% of the net selling price of its Excimer Systems sold or leased in the U.S. and certain other countries. The Company also licenses certain laser patents under which it pays royalties. The Company also pays royalties based upon the net selling price of its microkeratomes. Royalty expense related to laser system and microkeratome sales were $153, $37 and $448 in 1998, 1997 and 1996, respectively.


Contingencies

The Company is a party to various litigation matters as described below. The Company believes that the allegations in all of the complaints against it in the actions described herein are without merit, and it intends to defend the actions vigorously. There can be no assurance that the Company will not be served with additional complaints of a similar nature in the future, that the Company will ultimately prevail in the pending or any possible additional actions, or that the actions, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations, or cash flows. No provision for any loss that may result upon resolution of these matters has been made in the accompanying consolidated financial statements.

Pillar Point Partners Antitrust And Patent Litigation. Pillar Point Partners,
------------------------------------------------------
the Company, VISX and certain affiliates of the Company and VISX are presently involved in a series of patent and antitrust lawsuits which have been administratively consolidated for pretrial purposes in the United States District Court for the District of Arizona by the Federal Judicial Panel on Multidistrict Litigation ("MDL Panel"). These cases are presently pending as IN
RE: PILLAR POINT PARTNERS ANTITRUST AND PATENT LITIGATION (CIVIL ACTION NO. MDL
1202) and are described below.

Patent Litigation. Pillar Point Partners commenced patent infringement
------------------
litigation against certain ophthalmologists believed to have used or be using homemade laser systems not licensed under patents held by Pillar Point Partners, as well as one alleged manufacturer of such laser systems. These actions were originally pending as PILLAR POINT PARTNERS, et al. v. DAVID DULANEY, et al. (U.S. DISTRICT COURT, DISTRICT OF ARIZONA, CIVIL ACTION NO. 96-2051PHXPGR), PILLAR POINT PARTNERS, et al. v. JON G. DISHLER, et al. (U.S. DISTRICT COURT, DISTRICT OF COLORADO, CIVIL ACTION NO. 96-N-2351), and PILLAR POINT PARTNERS, et al. v. JUI-TENG LIN, et al. (U.S. DISTRICT COURT, MIDDLE DISTRICT OF FLORIDA, CIVIL ACTION NO. 97-54-CV-ORL-22). The defendants in the Dulaney and Dishler actions have asserted counterclaims seeking declarations that the patents in suit are invalid and unenforceable. Those defendants have also raised antitrust and Lanham Act counterclaims. A settlement has been reached in the Dulaney action, and a stipulation of dismissal has been lodged with the court.

Federal Antitrust Litigation. In June, 1996, a Texas ophthalmologist, Robert G.
-----------------------------
Burlingame, sued Pillar Point, VISX, the Company and certain affiliates of VISX and the Company in the Federal District Court for the Northern District of California alleging that the defendants have violated and are violating federal and state antitrust laws and alleging fraud in connection with certain of the Company's sales and marketing activities. The plaintiff seeks, things, antitrust damages of at least $30 plus $2 to $3 per month until the date of judgment, trebling of those damages, compensatory and punitive damages on the fraud claim against the Company of at least $500 plus $2 to $3 per month until the date of judgment, attorney's fees, and a permanent injunction against future violations. On September 5, 1996, a Nevada ophthalmologist, John R. Shepherd, through his professional corporation, commenced a similar lawsuit against the same parties, in the same court, alleging substantially similar antitrust claims and seeking substantially similar relief, including damages before trebling of at least $125 plus $12 per month until the date of judgment. The Company has denied the substantive allegations in these actions. Plaintiff's counsel in the Shepherd case has indicated that he intends to seek certification of the case as a class action.

On November 5, 1997, Antoine Garabet, M.D., Inc. and Abraham Shammas, M.D., Inc., d/b/a Laser Eye Center, sued Pillar Point, VISX, the Company and certain affiliates of VISX and the Company in the Federal District Court for the Northern District of California seeking a declaratory judgment that the patents held by Pillar Point are invalid and unenforceable on account of alleged antitrust violations and alleging fraud in connection with certain of the Company's sales and marketing activities. The plaintiffs seek compensatory damages on the fraud claim against the Company of at least $49, disgorgement of revenues and profits, punitive damages of an unspecified amount, injunctions against enforcement of the Pillar Point patents and against alleged continuing violations of the antitrust laws, attorneys' fees and costs. The Company has withdrawn its motion to dismiss and has filed a counterclaim for patent infringement against the plaintiffs and Antoine Garabet and Abraham Shammas, individually. On March 12, 1999, the Company was served with a complaint filed against it and Antoine Garabet, M.D., by Kathy Tedesco. In her complaint, Ms. Tedesco alleges that she was negligently treated for farsightedness by Dr. Garabet on a Company laser and asserts strict liability claims against the Company as manufacturer. The complaint seeks unspecified compensatory and punitive damages. The Company has never provided Dr. Garabet with equipment, software or service, nor are Company systems presently approved for treatment of farsightedness in the U.S. The Tedesco matter has been turned over to the Company's insurer. It is presently pending in the Superior Court of Los Angeles County, California, as Case No. B0203838.

In May, 1998, The Eye Professionals, P.A. of Millville, New Jersey commenced an action in the Federal District Court for the District of New Jersey against the Company and VISX. The case purports to be a class action on behalf of all individuals or entities that have paid a per-procedure fee directly to either defendant for use of a Summit or VISX laser to perform laser vision correction surgery. The complaint alleges, inter alia, price-fixing in violation of Section 1 of the Sherman Act. The action seeks, inter alia, treble damages, costs of suit, attorneys' fees, and various forms of declaratory and injunctive relief. Similar actions were also filed in May, 1998 by Metropolitan Eye Center and Outpatient Surgical Facility, Inc. in the U.S. District Court for the Northern District of California against the Company, VISX, Summit Partner, Inc., and VISX Partner, Inc., and by New England Laser Vision, Inc. in the U.S. District Court for the District of New Jersey against the Company and VISX. In August, 1998, David R. Shapiro, M.D., filed another similar purported class action against the Company and VISX in the United States District Court for the District of Arizona. Plaintiffs in each of these cases have agreed to consolidation of the four purported class actions and filed and served a single consolidated amended complaint. It purports to be a class action on behalf of all persons and entities (excluding governmental entities, defendants, subsidiaries and affiliates of defendants) in the United States who paid a per-procedure royalty to any defendant or any alleged co-conspirator or any subsidiary or affiliate thereof, at any time after September 1995. The Consolidated Amended Complaint seeks, among other things, unspecified treble damages on behalf of plaintiffs and the alleged class, along with attorneys' fees, costs, and injunctive and declaratory relief.

In September, 1998, Laser Eye Center of Texas, L.L.P. and Warren D. Cross, M.D., filed a purported class action against the Company, Summit Partner, Inc., VISX, VISX, Partner, Inc., and Pillar Point Partners in the U.S. District Court for the Southern District of Texas. The suit purports to be a class action on behalf of all persons and entities who have paid money to defendants, or any of their subsidiaries, on a per procedure basis for the ability to use defendants' laser equipment or technology to perform laser vision correction surgery. Plaintiffs allege, among other things, violations of Sections 1 and 2 of the Sherman Act. They seek, among other things, treble damages on behalf of the alleged class, costs of suit, including attorneys' fees, and declaratory and injunctive relief. This case has now been transferred to the District of Arizona.

In late March, 1998, Janice Camp of Atlanta, Georgia commenced an action in Federal District Court for the District of Massachusetts against the Company and VISX. As amended in April, 1998, the complaint adds as a named plaintiff Jon Singer of Congers, New York. The case has been transferred to Federal District Court for the District of Arizona for consolidated pretrial proceedings. The case purports to be a class action on behalf of all similarly situated individuals who have undergone laser vision correction surgery. The complaint alleges, inter alia, price-fixing, monopolization, conspiracy to monopolize, violations of the Clayton Act, violations of the RICO Act, and violations of state consumer protection statutes. The action seeks, inter alia, treble damages, punitive or exemplary damages, costs of suit, attorneys' fees, and various forms of equitable relief, including disgorgement of ill-gotten gains and restitution. In response to defendants' motion to dismiss, plaintiffs have abandoned their federal antitrust claims. A Magistrate Judge has recommended that defendants' motion to dismiss the RICO and state law claims be granted.

Consolidated California State Litigation. Beginning in late March, 1998, a
------------------------------------------
number of actions brought by individuals under the Cartwright Act and California unfair competition laws were commenced against the Company, VISX, and related defendants in Superior Court of Santa Clara County. In May, 1998, these actions were consolidated as IN RE PRK/LASIK CONSUMER LITIGATION. In June, 1998, plaintiffs B.J. Snyder, Donna McMahan, Paula Mobsby, Helen Thomas, Carmen Ocariz, Martin Hermans, Ken Bartlett, Jackie Kirk, Grace Geniusz, Jocelyn Joseph, Andrew Stoddard, and Cynthia Brubecker filed an Amended Consolidated Master Complaint for Damages ("Amended Complaint") in this matter against the Company, Summit Partner, Inc., VISX, and VISX Partner, Inc. The Amended Complaint purports to be filed on behalf of a nationwide class of persons who have undergone excimer laser surgery with a laser manufactured by the Company or VISX. The Amended Complaint seeks, inter alia, unspecified compensatory damages, restitution and/or disgorgement of alleged ill-gotten gains, prejudgment and postjudgment interest, costs of suit, and attorneys' fees, as well as various forms of declaratory and injunctive relief, including an order permitting any person or entity with which the Company or VISX or both have entered into any agreement since June 3, 1992, for the purchase, license, or use of any of the Pillar Point Patents to withdraw from such agreement without penalty or obligation. The Company and Summit Partner, Inc. have filed an answer denying generally the allegations of the Amended Complaint in this litigation. James Ballard filed a similar suit against the Company, Summit Partner, Inc., VISX, VISX Partner, Inc., Pillar Point Partners, and other individual defendants in Superior Court of San Diego County. This suit has been transferred to Santa Clara County and consolidated as part of IN RE PRK/LASIK CONSUMER LITIGATION.

Other Antitrust and Patent Cases. In April, 1998, Penny Marks, an individual who
---------------------------------
allegedly has had laser vision correction surgery performed, commenced an action in Florida state court against the Company and VISX. The case purports to be a class action on behalf of all individuals similarly situated in the State of Florida. The complaint alleges various violations of the Florida Deceptive Trade and Unfair Practices Act. The complaint seeks unspecified damages, costs, expenses, and attorneys' fees, as well as declaratory and injunctive relief. Plaintiff has filed a motion seeking class certification.

In June, 1998, Barbara Worcester, an individual who allegedly has had laser vision correction surgery performed, filed an action in Wisconsin state court against the Company, Summit Partner, Inc., VISX, VISX Partner, Inc., and Pillar Point Partners. The case purports to be a class action on behalf of all Wisconsin purchasers of refractive laser surgery procedures. The complaint alleges violations of Chapter 133 of the Wisconsin Statutes. The complaint seeks unspecified treble damages, attorneys' fees and costs, and declaratory and injunctive relief. Defendants removed this action to federal court, and it has been transferred to the District of Arizona. In January, 1999, Karen Frankson, Virginia Harmes, and Beth Luetschwager, three individuals who allegedly have had laser vision correction surgery performed, filed a similar purported class action in Wisconsin state court. Defendants have removed this action to Federal District Court in Wisconsin and are seeking to have it transferred to Federal District Court in Arizona.

In addition, the Company has recently become aware of a suit filed against VISX and the Company in the U.S. District Court for the District of New Jersey on February 4, 1999, by Carolina Eye Associates, P.A. and Carolina-South Eye Associates. This action, like the consolidated federal actions described above, purports to be a class action on behalf of all persons and entities (excluding governmental entities, defendants, subsidiaries and affiliates of defendants) in the United States who paid a per-procedure royalty to any defendant or any alleged co-conspirator or any subsidiary or affiliate thereof, at any time after September, 1995. The complaint alleges, among other things, price-fixing in violation of Section 1 of the Sherman Act and seeks, among other things, compensatory damages of at least $100 plus $8 per month from the filing of the complaint until the date of judgment, trebling of those damages, attorneys' fees, costs, and declaratory and injunctive relief.

On December 28, 1998, Summit filed a patent infringement lawsuit in the United States District Court for the District of Massachusetts against Nidek, whose laser system recently received FDA approval. The suit alleges that Nidek's excimer laser system infringes certain of Summit's U.S. patents and seeks damages and injunctive relief. On January 29, 1999, a district court in Tokyo, Japan ruled against Summit in a patent infringement lawsuit which Summit initiated against Nidek in 1996. The Japanese lawsuit involved the Japanese counterpart of one of the two U.S. patents which Summit has alleged Nidek infringes in the U.S. lawsuit. Summit intends to appeal the Tokyo district court decision.

In July, 1997, John Taboada filed a complaint in the United States District Court for the Western District of Texas against Stephen L. Trokel, VISX, VISX Partner, Inc., Summit Partner, Inc., and Pillar Point Partners. In December, 1997, Taboada amended his complaint to include the

Company as an additional defendant. Taboada seeks a declaration that he is either the sole inventor or a joint inventor of U.S. Patent No. 5,108,388 (the " `388 Patent") which names Dr. Trokel as the inventor. The `388 Patent has been assigned to VISX and is licensed to Pillar Point Partners. Taboada also seeks to recover royalties paid to one or more of the defendants for licenses granted under `388 Patent, charges defendants with infringement of the `388 Patent, alleges Lanham Act claims, and seeks monetary damages and injunctive relief. On February 23, 1999, the court granted summary judgement in favor of the Company, Summit Partner, Inc. and Pillar Point Partners.

Seriani Litigation. On October 26, 1992, Joseph Seriani brought suit against
-------------------
Lens and certain of its former shareholders in the Florida Circuit Court. The suit alleged violations of the Florida Civil Remedies for Criminal Practices Act
- - - the Florida civil RICO statute -- based on events which allegedly occurred in the mid-1980s. Seriani's claims against Lens were dismissed several times for failure to state a viable claim, but in each instance with leave to amend and refile. On May 15, 1996, the date of the Company's acquisition of Lens, Seriani and his wife Rhonda Seriani filed an amended complaint which included the Company as an additional defendant. On November 25, 1996, the Serianis voluntarily dismissed their action against the Company and on March 7, 1997 voluntarily dismissed their action against the remaining defendants, in each case without prejudice. On March 24, 1997, the Serianis commenced a new lawsuit against Lens and others in the United States District Court for the Southern District of Illinois, alleging substantially similar claims. The Company believes that the Serianis' suits against the Company and Lens are and were without merit.

Lens Express Employee Litigation. On or about February, 1997, a former employee
---------------------------------
allegedly filed an administrative complaint with the Florida Commission on Human Relations against Lens and a former employee of Lens, alleging sexual discrimination and harassment by the former employee, retaliatory demotion, and constructive discharge. On or about May, 1997, a current employee filed an administrative complaint with the same Florida agency, also alleging sexual discrimination and harassment by the same former employee. The Florida Commission referred both complaints to the U.S. Equal Employment Opportunity Commission for investigation. No administrative investigations were completed before each complainant, represented by the same counsel, sued Lens and the former employee in Florida state court on or about September, 1997. Each complaint alleges sexual discrimination and harassment under the Florida Civil Rights Act and various other state common law claims; the former employee also alleges retaliatory demotion under the Florida Civil Rights Act. Each plaintiff seeks a court order prohibiting such alleged discrimination as well as unspecified compensatory and punitive damages. Lens answered each complaint, denying the allegations. On or about June 15, 1998, Lens settled all claims of the current employee for a nominal amount and without admitting any wrongdoing or liability. On or about October 30, 1998, another current employee filed an administrative complaint with the same Florida agency against Lens, alleging sexual discrimination by the same former employee and retaliation. Soon thereafter, this current employee filed a complaint in Florida state court against Lens and the former employee alleging battery, intentional infliction of emotional distress, invasion of privacy, negligent infliction of emotional distress, and false imprisonment against both Lens and the former employee, and negligent retention and supervision and negligent investigation against Lens. While Lens believes the claims in both remaining cases to be without merit, there can be no assurance that it will prevail in either litigation. Lens cannot predict the range of possible compensatory damages, if any, or whether punitive damages may be assessed.

Lens Express Woodstock Litigation. On or about April, 1997, three then current
----------------------------------
and two former employees sued Lens, ten employees and four former employees of Lens, alleging racial discrimination under 42 USC ss. 1981. The plaintiffs sought an unspecified amount of compensatory damages, punitive damages, lost wages and a court order declaring the alleged conduct unlawful. Lens and the other employees denied the allegations; the former employees apparently were never served with the complaint. After the Court dismissed most claims in plaintiffs' third amended complaint, plaintiffs filed a fourth amended complaint in which they dropped claims against most of the individual defendants. Lens moved to dismiss the fourth amended complaint, and plaintiffs requested leave to file yet another amendment, which was granted. This case was pending as WOODSTOCK, et al. v. LENS EXPRESS, INC., et al., in the United States District Court for the Southern District of Florida, Case No. 97-6529-Civ-Hurley. Lens made offers of judgement for .75 to each plaintiff; one plaintiff accepted the offer. Thereafter, two former employees settled for nominal amounts and the two remaining current employees resigned and also settled for nominal amounts.

Lester Swartz Litigation. On or about June 23, 1998, a former Lens customer
-------------------------
service representative filed a pro se complaint in federal court asserting eleven counts against Lens, the Company and numerous individual officers and employees of both corporations. The claims asserted are conspiracy, violation of Florida's Whistleblower Act, civil theft, fraud and deceit, breach of contract, breach of duty, gross negligence, negligent representations, negligent supervision, negligent infliction of emotional distress, and intentional infliction of emotional distress. Mr. Swartz alleges he suffered an "emotional explosion" as a result of the customer complaints he received in his position as a customer service representative at Lens. Mr. Swartz claims that Lens' sales department engaged in unlawful activities that, in turn, resulted in the customer complaints that caused this event. Mr. Swartz claims Lens promised him an indefinite leave of absence from work until he recovered and was fired when he did not return to work after two months. The complaint seeks unspecified compensatory damages for financial and emotional injury. Lens Express and the Company moved to dismiss the complaint on October 27, 1998 and served Mr. Swartz with a copy of a motion seeking sanctions for filing a frivolous lawsuit. By Orders dated January 29, 1999, a United States Magistrate Judge recommended dismissal of the entire complaint and denial of the motion for sanctions. Mr. Schwartz filed objections to the Magistrate Judge's recommendation of dismissal of the entire complaint. On March 3, 1999, the court issued an Order adopting the Magistrate Judge's recommendation and dismissed the case without prejudice. The Company believes the allegations of the complaint were without merit and that meritorious defenses to liability and damages, if any, exist as a matter of fact and law.

Shareholder Actions. Between August, 1996 and February, 1997 various shareholder
--------------------
actions were commenced against the Company and certain of its officers in the United States District Court for the District of Massachusetts (the "District of Massachusetts") claiming, among other things, violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 arising out of public statements made by defendants. The actions were consolidated, by order of the Court entered December 2, 1996, as IN RE SUMMIT TECHNOLOGY SECURITIES LITIGATION, Civil Action No. 96-11589-JCT (the "Securities Litigation"). Plaintiffs seek certification of the action as a class action on behalf of all purchasers of the Company's common stock, other than defendants and certain affiliated persons and entities, between March 31, 1995 and July 3, 1996. They seek unspecified damages, interest, costs and expenses.

On October 1, 1996 an additional action was commenced in the District of Massachusetts against the Company, its directors, certain of its officers and the four underwriters of the Company's October, 1995 Common Stock offering claiming violations of Sections 11, 12(2) and 15 of the Securities Act of 1933 arising out of alleged material misstatements of fact in the Registration Statement issued in connection with the offering. The action was coordinated with the Securities Litigation by order of the Court dated December 2, 1996. It also seeks unspecified damages, interest, costs and expenses.

On December 20, 1996, a shareholder of the Company filed in the District of Massachusetts a derivative action, purportedly on behalf of the Company, against the Company as nominal defendant, its directors and certain of its present or former officers. This action was consolidated with the Securities Litigation by order of the Court entered July 22, 1997. The complaint alleges that the conduct of the individual defendants has exposed the Company to the expense and inconvenience of defending the Securities Litigation and has harmed the Company's reputation, thereby limiting its access to capital markets. It also alleges that the individual defendants improperly traded in the Company's Common Stock based upon material non-public information.


12. Income Taxes

The domestic and foreign components of income (loss) from continuing operations before provision for income taxes are as follows:


                                                      December 31,
                                             -------------------------------
                                               1998      1997        1996
                                             --------   -------   ----------

                Domestic                      $39,245   $1,475     $ (8,521)
                Foreign                         2,506     (510)      (4,926)
                                              -------   ------    ---------

                                              $41,751   $  965     $(13,447)
                                              =======   ======    =========

The provision for income taxes is summarized as follows:


                                                          December 31,
                                                -------------------------------
                                                   1998        1997       1996
                                                ---------   --------   --------
                Current:
                   Federal                      $    789    $   (60)   $     -
                   State                           1,314        195         44
                   Foreign                           105          2          -
                                                --------    -------    -------
                                                   2,208        137         44
                                                --------    -------    -------
                Deferred:
                   Federal                        14,293     (4,873)    (4,854)
                   State                            (470)      (510)       216
                   Tax benefit of stock
                      options                      2,817          -          -
                                                --------    -------    -------
                                                  16,640     (5,383)    (4,638)
                                                --------    -------    -------
                Change in valuation allowance    (13,827)     5,383      4,638
                                                --------    -------    -------
                Total                           $  5,021    $   137    $    44
                                                ========    =======    =======

The appropriate tax effect of each type of temporary difference and carryforward that gives rise to the deferred tax assets and liabilities are as follows:

                                                    December 31,
                                              ----------------------


                                                  1998       1997
                                              ----------     --------
Deferred tax asset:
 Net operating loss                            $   1,552    $ 19,926
 Deferred revenue                                  3,155           -
 Unrealized loss on marketable securities          3,764       4,514
 Research and development credit                     684         684
 Alternative minimum tax credit                      789           -
 Inventory reserves                                1,205         145
 Other temporary differences                       1,023         778
                                               ---------    --------

 Subtotal                                         12,172      26,047
 Less valuation allowance                        (11,251)    (25,078)
                                               ---------    --------
                                                     921         969
Deferred tax liability:
 Patent costs                                        427         441
 Depreciation                                        494         528
                                               ---------    --------
                                                     921         969
                                               ---------    --------

Net deferred tax asset                         $       -    $      -
                                               =========    ========


Due to the uncertainty of the Company generating future taxable income, the Company has recorded a valuation allowance against its deferred tax assets which more than likely will not be realized. The decrease in the valuation allowance in 1998 of $13,827 was due primarily to utilization of net operating loss carryforwards. The increase in the valuation allowance in 1997 of $5,383 was due primarily to an increase in deferred tax assets.


The provision for income taxes differs from the amount computed by applying the federal income tax rate of 35% as a result of the following:

                                                                      December 31,
                                                             ------------------------------
                                                               1998       1997      1996
                                                             ---------   ------   ---------

Expected expense (benefit) at federal income tax rate        $ 14,613    $ 338     $(4,706)
Foreign, state, and other taxes, net of federal benefit           920       53          46
Change in valuation allowance for deferred
 tax assets allocated to income tax expense                   (11,010)    (490)      4,638
Other                                                             498      236          66
                                                             --------    -----     -------

Provision for income tax                                     $  5,021    $ 137     $    44
                                                             ========    =====     =======


At December 31, 1998, the Company had an operating loss carryforward of $4,434 and tax credit carryforwards of $1,473 available to offset future federal
taxable income.   Net operating loss and tax credit benefits related to stock options of $3,025 will be credited to additional paid-in capital when realized. The entire operating loss carryforward expires in 2012. Research and experimentation credit carryforwards of approximately $684 expire in the years 2001 through 2008 and the alternative minimum tax credit of $789 does not expire.

There are no unremitted earnings in the Company's foreign subsidiaries.



13. Retirement Plans

     The Company sponsors defined contribution retirement plans (the "retirement plans"). Employees may contribute various percentages of their salary subject to contribution limits defined by the Internal Revenue Code. The Company may, at its discretion, match in cash or common stock the employee's contributions. For the years ended December 31, 1998, 1997 and 1996, the Company contributed cash and/or common stock valued at $172, $63 and $127, respectively, representing its matching contribution to the retirement plans.


14. Supplemental Cash Flow Information

     For the year ended December 31, 1998, non-cash transactions included $321 for capital lease obligations incurred, and $1,183 for stock distributed to former Lens owners as an adjustment of the exchange ratio in the Lens acquisition and related distribution of $168 of LCA common stock to former Lens owners. For the year ended December 31, 1997, other non-cash transactions include proceeds of 16.2 million shares of LCA common stock valued at $43,644 from the sale of discontinued operations and dividend distribution of
9.0 million shares of LCA common stock valued at $23,625 on declaration date. For the year ended December 31, 1996, non-cash transactions included $49 for capital lease obligations incurred.


15. Investment Securities

  The fair value of short and long term investment securities at December 31, 1998 and 1997 were as follows:




                                          1998      1997
                                         -------   -------

         Corporate bonds                 $42,528   $28,050
         Mortgage-backed securities        3,954     2,248
         Other debt securities             1,412     1,012
         U.S. Government securities          889       983
                                         -------   -------
         Total debt  securities           48,783    32,293
         LCA common stock                  9,765     8,060
                                         -------   -------
                                         $58,548   $40,353
                                         =======   =======


  At December 31, 1998 and 1997, the cost of the equity security was $19,176 and $19,344, respectively and the related unrealized loss of $9,411 and $11,284, respectively, was included in accumulated other comprehensive loss. The cost of debt securities approximates fair value at December 31, 1998 and 1997.

  Gross realized gains included in other income in 1998, 1997 and 1996 were $22, $185 and $104, respectively, and gross realized losses included in other income in 1998, 1997 and 1996 were $1, $721 and $70, respectively.

Contractual maturities of debt securities at fair value at December 31, 1998 and 1997 were as follows:

                                                    1998       1997
                                                   -------   --------

         Due within one year                       $33,295    $26,770
         Due after one year within five years       14,838      4,773
         Due after ten years                           650        750
                                                   -------    -------
         Total debt  securities                    $48,783    $32,293
                                                   =======    =======


16. Business Segments

     In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related information", effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements.

  The Company is internally organized and operates in two operating segments: laser vision correction and contact lens and related products. The Company's laser vision correction business consists of manufacturing, selling and servicing laser systems and related products to correct vision disorders and collecting per procedure license fees from users of its systems. The Company's mail order contact lens business operates under its wholly-owned subsidiary, Lens. Lens is primarily a retailer and wholesaler of contact lens and related products.

The category "Other" includes the Company's investments, interest income, interest expense and other non-operating income (expense).


                                                            Laser vision       Contact lens and
                                                              correction       related products       Other        Total
                                                       -------------------    ------------------    -----------   ----------
1998
Revenues                                                         $44,887                 $46,754      $     -      $ 91,641
Income (loss) from continuing operations before
           provision for income taxes                             29,950                   6,317        5,484        41,751
Total assets                                                      47,744                  10,048       87,133       144,925


1997
Revenues                                                          33,075                  46,575            -        79,650
Income (loss) from continuing operations before
           provision for income taxes                             (2,708)                  2,015        1,658           965
Total assets                                                      37,024                   8,975       69,104       115,103

1996
Revenues                                                          25,949                  47,963            -        73,912
Income (loss) from continuing operations before
           provision for income taxes                            (18,873)                    238        5,188       (13,447)
Total assets                                                      46,632                   8,071       78,957       133,660

     For the following geographic area data, revenues are attributed to geographic regions based on the location of the customer and property and equipment (net) are attributed to its physical location.

                                                                  1998                    1997                     1996
                                                             --------------        ------------------      -------------------
Revenues
     United States                                              $81,909                  $70,931                  $66,122
     Other foreign countries                                      9,732                    8,719                    7,790
                                                                -------                  -------                  -------
Total revenues                                                  $91,641                  $79,650                  $73,912
                                                                =======                  =======                  =======

                                                                           December 31,
                                                              -------------------------------------
                                                                    1998                   1997
                                                              --------------          -------------
Property and equipment (net)
     United States                                                  $ 7,768              $ 7,618
     Ireland                                                          1,034                  975
                                                                    -------              -------
Total property and equipment (net)                                  $ 8,802              $ 8,593
                                                                    =======              =======

17. Selected Quarterly Financial Data (Unaudited)

     During the fourth quarter of 1998, the Company changed its method of accounting for membership fee revenues which were previously recognized when received. Under the new accounting method, the Company recognizes membership fee revenues ratably over the term of the membership, which is one to five years. Adoption of the new method resulted in a one-time charge of $10,103, or $.32 per basic and diluted share, representing the cumulative effect of adopting the new accounting principle as of January 1, 1998. The Company has restated the first three quarters of 1998 in accordance with SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" as follows:

                                                                        Quarter
                                        ----------------------------------------------------------------------------------------
                                                   First                      Second                  Third            Fourth
                                        ---------------------------   ----------------------   ----------------------  ---------
                                                                As                        As                       As
                                                As      Previously           As   Previously        As     Previously
1998                                      Restated        Reported     Restated     Reported   Restated      Reported
                                        ----------    ------------    ---------   ----------   --------   -----------  ---------
Revenues                                  $ 22,040         $21,840      $24,100      $23,396   $23,141       $22,284   $22,360
Gross profit                                 8,732           8,532        9,945        9,241    10,147         9,290    10,497
Income from continuing operations              377             177       31,208       30,504     1,555           698     3,590
Gain on sale of discontinued operations          -               -            -            -         -             -       943
Income before cumulative effect of
       accounting principle change             377             177       31,208       30,504     1,555           698     4,533
Cumulative effect of accounting
       principle change                    (10,103)              -            -            -         -             -         -
Net income (loss)                           (9,726)            177       31,208       30,504     1,555           698     4,533

Basic and diluted earnings per share (unless otherwise indicated):
------------------------------------------------------------------
Income from continuing operations         $   0.01         $  0.01      $  1.00      $  0.98(1) $  0.05      $  0.02   $  0.12
Gain on sale of discontinued operations          -               -            -            -          -            -      0.03
Income before cumulative effect of
       accounting principle change            0.01            0.01         1.00         0.98(1)    0.05         0.02      0.15
Cumulative effect of accounting
       principle change                      (0.32)              -            -            -          -            -         -
Net income (loss)                            (0.31)           0.01         1.00         0.98(1)    0.05         0.02      0.15

   (1) Diluted - $0.97


                                                                                   Quarter
                                                           ----------------------------------------------------------
                                                              First           Second        Third           Fourth
                                                           -----------      ---------     ---------       ---------
1997
Revenues                                                   $    18,353       $ 21,106     $  20,322       $ 19,869
Gross profit                                                     6,372          8,663         7,520          7,096
Income (loss) from continuing operations                        (1,400)         2,572            24           (368)
Gain on sale of discontinued operations                              -              -        23,910              -
Loss from discontinued operations                                    -              -        (3,340)             -
Net income (loss)                                               (1,400)         2,572        20,594           (368)

Basic and diluted earnings per share:
-------------------------------------
     Income (loss) from continuing operations               $    (0.04)      $   0.08     $       -        $ (0.01)
     Gain on sale of discontinued operations                         -              -          0.76              -
     Loss from discontinued operations                               -              -         (0.11)             -
     Net income (loss)                                           (0.04)          0.08          0.65          (0.01)

18. Restatement

          In response to a review by the Staff of the Securities and Exchange Commission, the Company has restated its consolidated financial statements as of December 31, 1997 and for the year then ended, for transactions related to the sale of the Company's discontinued operations (see Note 3) and has filed such restated financial statements in an Annual Report on Form 10K/A for the year ended December 31, 1997. With guidance from the Staff, the 16,164,361 newly issued shares of LCA common stock, representing the proceeds from the sale, were valued at a 10% discount from the market price of 9,000,000 shares of LCA common stock which resulted in a gain on the sale of discontinued operations of $23,910 in the third quarter of 1997, compared to a gain of $10,771 that the Company had previously recognized. In connection with the distribution of LCA common stock, the Company recorded a one-time non-cash loss on investment of $675 in the fourth quarter of 1997, representing the difference between the fair market value of LCA common stock on the dividend declaration date of $23,625 and its cost basis of $24,300. Previously, the distribution of LCA common stock was recorded at cost.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Summit Technology, Inc.:


Under date of March 6, 1998, except as to Note 10, which is as of March 27, 1998 and except for the restatement referred to in Note 18, as to which the date is March 9, 1999, we reported on the consolidated balance sheets of Summit Technology, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, as contained in the 1997 annual report to stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited financial statement Schedule II. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits .

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                    /s/ KPMG Peat Marwick LLP
                                                        KPMG Peat Marwick LLP

Boston, Massachusetts
March 6, 1998, except as to Note 10,
  which is as of March 27, 1998 and
  except for the restatement referred
  to in Note 18, as to which the
  date is March 9, 1999

                                                                     Schedule II
                                                                     -----------

                   SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES

                       Valuation and Qualifying Accounts

                 December 31, 1996, 1997 and 1998 (unaudited)
                                (in thousands)

December 31, 1996                 Balance at Beginning            Additions/            Amounts           Balance at End
                                       of Period                 (Deductions)         Written Off           of Period
                                       ---------                 ------------         -----------           ---------
Allowance for Doubtful Accounts          $974                       $186                  $263                $897

December 31, 1997                 Balance at Beginning                                  Amounts           Balance at End
                                       of Period                   Additions          Written Off           of Period
                                       ---------                 ------------         -----------           ---------

Allowance for Doubtful Accounts          $897                       $245                  $384                $758

December 31, 1998                 Balance at Beginning                                  Amounts           Balance at End
                                       of Period                   Additions          Written Off           of Period
                                       ---------                 ------------         -----------           ---------
Allowance for Doubtful Accounts          $758                       $838                  $197              $1,399


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                              SUMMIT TECHNOLOGY, INC.


                              By:  /s/ Robert J. Kelly
                                  ____________________________________
                                  Name:  Robert J. Kelly
                                  Title:  Chief Financial Officer

Date:     March 23, 1999

                                 EXHIBIT INDEX


Exhibit No.             Description of Index                        Page
-----------             --------------------                        ----

Exhibit 18.1            Letter Regarding Change in Accounting
                        Principle

Exhibit 23.1            Independent Auditors' Consent of
                        Deloitte & Touche LLP

Exhibit 23.2            Consent of KPMG Peat Marwick LLP

Exhibit 27.1            Financial Data Schedules